Exhibit 4.5
SERIES A-1 PREFERRED WARRANT
THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR PURSUANT TO SECURITIES OR “BLUE SKY” LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHICATED OR OTHERWISE ASSIGNED, EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER. SUCH ACT, (ii) PURSUANT TO RULE 144 UNDER SUCH ACT, OR (iii) UPON THE FURNISHING OF AN OPINION OF COUNSEL (OR OTHER EVIDENCE) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS NOT REQUIRED TO BE REGISTERED UNDER SUCH ACT OR ANY APPLICABLE “BLUE SKY” LAWS.
WARRANT TO PURCHASE UP TO [_____] SHARES OF SERIES A-1 PREFERRED STOCK OF BIOTROVE, INC.

Date of Issuance:	Certificate No. W-[___]
Void after:	Number of Shares [___] (subject to vesting and adjustment)
THIS WARRANT CERTIFIES THAT, for value received, Oxford Finance Corporation, (“Holder") is entitled to subscribe for and purchase up to [                    ] [(                    )] shares of the fully paid and nonassessable Series A-1 Preferred Stock (the “Shares") of BioTrove, Inc., a Delaware corporation (the “Company"), at the Warrant Price (as hereinafter defined), subject to the vesting provisions set forth below and to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term “Series A-1 Preferred Stock” shall mean the Company’s presently authorized Series A-1 Preferred Stock, $0.01 par value per. As used herein, the term “Common Stock” shall mean the Company’s presently authorized Common Stock, $0.01 par value per share and any stock into which such Common Stock may hereafter be exchanged. From and after any event in which all of the outstanding shares of Series A-1 Preferred Stock are converted into shares of Common Stock (a “Conversion Event"), this Warrant shall be exercisable for that number of shares of Common Stock into which the shares of Series A-1 Preferred Stock issuable hereunder were convertible into immediately prior to such event.
1. Warrant Price and Vesting. The Warrant Price shall initially be two dollars and sixty-two cents ($2.62) per Share, subject to adjustment as provided in Section 7 below. The Shares are subject to vesting as set forth in this Section 1. Holder may only exercise this Warrant for Vested Shares. The “Vested Shares” shall mean all Shares which have vested and are not Unvested Shares. “Unvested Shares” shall mean [___] Shares upon the execution of this Warrant, provided that, for every $87.34 borrowed by the Company from Holder pursuant to certain Promissory Notes to Master Security Agreement No. 3081019 issued by the Company from time to time, one Unvested Share shall become a Vested Share.
2. Conditions to Exercise. Subject to the terms and conditions hereof, Vested Shares represented by this Warrant may be exercised at any time, or from time to time, in whole or in part during the term commencing on the date hereof and ending on the earlier of:
(a)	5:00 P.M. Eastern Standard time on the fifth annual anniversary of the Date of Issuance;

SERIES A-1 PREFERRED WARRANT
(b)	The closing of the initial public offering of the Company’s Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (an “Initial Public Offering”). The Company shall provide notice of an Initial Public Offering to Holder at least 30 days prior to the closing thereof; and

(c)	The effective date of (i) the merger of the Company with or into another corporation or entity as a result of which all of shares of the capital stock of the Company (other than shares held by the acquiring entity) are converted into or exchanged for the right to receive cash, securities or other property, (ii) the consolidation of the Company with or into another corporation or entity as a result of which all of shares of the capital stock of the Company (other than shares held by the acquiring entity) are converted into or exchanged for the right to receive cash, securities or other property, or (iii) the sale by the Company of all or substantially all of its assets another unrelated corporation or other entity which is not controlled by the Company or (iv) upon any exchange of all shares of capital stock for cash, securities or other property pursuant to a statutory share exchange transaction. (collectively a “Change of Control”). The Company shall notify Holder of the proposed effective date of the Change of Control at least 20 days prior to the effectiveness thereof. For purposes of this Section 2(c), “Change of Control” shall not include (A) a recapitalization of the Company or (B) a merger effected exclusively to change the domicile of the Company.
In the event that, although the Company shall have given notice of a transaction pursuant to subparagraph (b) or subparagraph (c) hereof, the transaction does not close within 90 days of the day specified by the Company, Holder may elect to rescind the exercise of this Warrant and the Warrant shall again be exercisable until exercised or terminated in accordance with this Section 2; provided that Holder notifies the Company of its desire to rescind its exercise of the Warrant within 10 days of notification by the Company that such transaction did not close within 90 days.
3. Method of Exercise; Payment; Issuance of Shares: Issuance of New Warrant.
(a)	Cash Exercise. Subject to Section 2 hereof, the Vested Shares represented by this Warrant may be exercised by Holder, in whole or in part (subject to Section 3(c) below), by the surrender of this Warrant (with a duly executed Notice of Exercise in the form attached hereto as Exhibit A) at the principal office of the Company (as set forth in Section 18 below) and by payment to the Company, by cash, certified check or wire transfer, of an amount equal to the then applicable Warrant Price per Share multiplied by the number of Vested Shares then being purchased. In the event of any exercise of the Vested Shares represented by this Warrant, certificates for the Vested Shares so purchased shall be in the name of, and delivered to, Holder, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder hereof of any applicable transfer taxes). Such delivery shall be made within 10 days after exercise of this Warrant and at the Company’s expense and, unless this Warrant has been fully exercised or expired, a new warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to Holder within 10 days after exercise of this Warrant.

(b)	Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 3(a), Holder may elect

SERIES A-1 PREFERRED WARRANT
to receive Vested Shares equal to the value of the Vested Shares (or of any portion thereof remaining unexercised) by surrender of this Warrant at the principal office of the Company together with a duly executed Notice of Exercise in the form attached hereto as Exhibit A, in which event the Company shall issue to Holder the number of Vested Shares computed using the following formula:

X=Y(A-B) A

Where X = the number of Shares to be issued to Holder.

Where Y = the number of Vested Shares purchasable under this Warrant (at the date of such calculation).

Where A = the Fair Market Value (as defined below) of one Share (at the date of such calculation).

Where B = Warrant Price (as adjusted to the date of such calculation).
(c)	Notwithstanding the foregoing, Holder may only exercise this Warrant in part so long as Holder purchases at least 50% of the Vested Shares represented by this Warrant.

(d)	Fair Market Value. After a Conversion Event, the Fair Market Value per Share shall equal the fair market value of a share of Common Stock and, prior to a Conversion Event, the Fair Market Value per Share shall equal the Fair Market Value of the number of shares of Common Stock into which the Share is convertible. For purposes of this Section 3, the Fair Market Value of one share of Common Stock shall be determined as follows:
(i) In the event of an exercise in connection with an Initial Public Offering, the Fair Market Value per share of Common Stock shall be the offering price at which the underwriters initially sell Common Stock to the public;
(ii) In the event of an exercise in connection with a Change of Control, the Fair Market Value per share of Common Stock shall be the value to be received per share of Common Stock by all holders of Common Stock in such Change of Control as determined by the Board of Directors; or
(iii) In the event of an exercise other than in connection with an Initial Public Offering or Change of Control, the Fair Market Value per share of Common Stock shall be as determined in good faith by the Company’s Board of Directors. Notwithstanding the foregoing, Holder may challenge the Board of Directors determination of the Fair Market Value and elect to have such Fair Market Value determined by an appraiser, which election must be made by Holder within ten (10) business days of the date the Company notifies Holder of the Fair Market Value as determined by its Board of Directors. In the event of such an appraisal, the cost thereof shall be borne by Holder unless such appraisal

SERIES A-1 PREFERRED WARRANT
results in a Fair Market Value in excess of 125% of that determined by the Company’s Board of Directors, in which event the Company shall bear the cost of such appraisal.
4. Representations and Warranties of Holder and Restrictions on Transfer Imposed by the Securities Act of 1933.
(a)	Representations and Warranties by Holder. Holder represents and warrants to the Company with respect to this purchase as follows:
(i) Authorization. Holder has full power and authority to execute, deliver and perform this Warrant. This Warrant constitutes the valid and legally binding obligation of Holder, enforceable against Holder in accordance with its terms.
(ii) Purchase Entirely for Own Account. The Warrant is acquired and the Shares will be acquired for investment for Holder’s own account and not with a view to the distribution of any part thereof. Holder does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer, or grant participations to such person or entity or to any third party, with respect to this Warrant or any of the Shares received upon exercise of this Warrant.
(iii) Accredited Investor. Holder understands the term “accredited investor” as used in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.
(iv) Restricted Securities. Holder understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act, or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely. In the absence of an effective registration statement covering the Shares, Holder will sell, transfer, or otherwise dispose of the Shares only in a manner consistent with its representations and agreements set forth herein. Holder further understands that such exemption depends upon, among other things, the bona fide nature of Holder’s investment intent expressed herein.
(v) Experience. Holder has such knowledge and experience in financial and business matters and in making high risk investments of this type that it is capable of evaluating the merits and risks of the purchase of the Shares and is capable of protecting its interest in connection with this transaction. Holder is capable of protecting its interest in connection with this Warrant. Holder is able to bear the economic risk of such investment, including a complete loss of investment.
(vi) Receipt of Information. Holder has been furnished access to the business records of the Company and such additional information and documents as Holder has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Warrant, the

SERIES A-1 PREFERRED WARRANT
purchase of the Shares upon exercise of the Warrant, the Company’s business, operations, market potential, capitalization, financial condition and prospects, and all other matters deemed relevant by Holder.
(vii) Holder Address. Holder certifies its primary business address is as set forth in the notice provision of Section 18 of this Warrant.
(b)	Legends. Each certificate representing the Shares shall be endorsed with substantially the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR PURSUANT TO SECURITIES OR “BLUE SKY” LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT, (ii) PURSUANT TO RULE 144 UNDER SUCH ACT, OR (iii) UPON THE FURNISHING OF AN OPINION OF COUNSEL (OR OTHER EVIDENCE) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS NOT REQUIRED TO BE REGISTERED UNDER SUCH ACT OR ANY APPLICABLE “BLUE SKY” LAWS.
The Company need not enter into its stock register a transfer of Shares unless the conditions specified in the foregoing legend are satisfied. The Company may also instruct its transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied.
(c)	Removal of Legend and Transfer Restrictions. The legend relating to the Securities Act endorsed on a certificate pursuant to Section 4(b) of this Warrant and the stop transfer instructions with respect to the Shares represented by such certificate shall be removed and the Company shall issue a certificate without such legend to the holder of the Shares if (i) the Shares are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available or (ii) Holder provides to the Company an opinion of counsel for Holder reasonably satisfactory to the Company that public sale, transfer or assignment of the Shares may be made without registration and without compliance with any restriction such as Rule 144.
5. Condition of Transfer or Exercise of Warrant. This Warrant and the Shares (other than a transfer registered under the Securities Act) shall not be sold or transferred without the consent of the Company. In the event the Company consents to such a transfer, it shall be a condition to any transfer or exercise of this Warrant that at the time of such transfer or exercise, Holder shall provide the Company with a representation in writing that Holder or transferee is acquiring this Warrant and the Shares to be issued upon exercise, for investment purposes only and not with a view to any sale or distribution, and will provide the Company with a statement of pertinent facts covering any proposed distribution. As a further condition to any transfer of this Warrant or any or all of the Shares issuable upon exercise of this Warrant, other than a transfer registered under the Securities Act,

SERIES A-1 PREFERRED WARRANT
the Company must have received a legal opinion, in form and substance satisfactory to the Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer and stating that such transfer is exempt from the registration and prospectus delivery requirements of the Securities Act. Each certificate evidencing the Shares issued upon exercise of the Warrant or upon any transfer of the Shares (other than a transfer registered under the Securities Act or any subsequent transfer of Shares so registered) shall, at the Company’s option, contain a legend in form and substance satisfactory to the Company and its counsel, restricting the transfer of the Shares to sales or other dispositions exempt from the requirements of the Securities Act.
As further condition to each transfer, Holder shall surrender this Warrant to the Company and the transferee shall receive and accept a warrant, of like tenor and date, executed by the Company.
6. Stock Fully Paid: Reservation of Shares. All Shares, which may be issued upon the exercise of the rights represented by this Warrant, will, upon issuance and payment of the total Warrant Price, be fully paid and nonassessable, and free from all taxes, liens, and charges with respect to the issue thereof. During the period within which the Shares represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for issuance upon exercise of the Shares evidenced by this Warrant, a sufficient number of shares of its Series A-1 Preferred Stock and Common Stock to provide for the exercise of the Shares represented by this Warrant.
7. Adjustment for Certain Events. After a Conversion Event, in the event of changes in the Common Stock by reason of stock splits, recapitalizations, reclassifications, reorganizations, or the like, the number and class of shares available under the Warrant in the aggregate and the Warrant Price shall be correspondingly adjusted, as appropriate, by the Board of Directors of the Company.
8. Notice of Adjustments. Whenever any Warrant Price shall be adjusted pursuant to Section 7 hereof, the Company shall prepare a certificate signed by an officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, the Warrant Price and number of shares issuable upon exercise of this Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed within thirty (30) days of such adjustment to Holder as set forth in Section 18 hereof.
9. Lock-up Agreement. If requested by the Company and the managing underwriter, Holder agrees to enter into a lock-up agreement (the “Lock-up Agreement”) pursuant to which it will not, for a period of no more than 180 days following the effective date of the first registration statement of the Company’s Initial Public Offering, offer, sell or otherwise dispose of the Shares or any other equity securities of the Company held. The Lock-up Agreement shall provide that the provisions thereof may be waived with the consent of the Company and the managing underwriter.
10. Transferability of Warrant. This Warrant is not transferable without the written consent of the Company.
11. No Fractional Shares. No fractional share of Series A-1 Preferred Stock or Common Stock, as the case may be, will be issued in connection with any exercise hereunder, but in lieu of such fractional share the Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

SERIES A-1 PREFERRED WARRANT
12. Charges, Taxes and Expenses. Issuance of certificates for shares of Series A-1 Preferred Stock or Common Stock, as the case may be, upon the exercise of this Warrant shall be made without charge to Holder for any United States or state of the United States documentary stamp tax or other incidental expense within respect to the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of Holder.
13. No Stockholder Rights Until Exercise. Until the exercise of this Warrant, Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.
14. Registry of Warrant. The Company shall maintain a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of the Company, and the Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
15. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.
16. Miscellaneous.
(a)	Date of Issuance. The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company on the Date of Issuance.

(b)	Successors. This Warrant shall be binding upon any successors or assigns of the Company.

(c)	Governing Law. In all respects, including all matters of construction, validity and performance, this Warrant and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and performed in the State of Delaware, without regard to provisions regarding choice or conflict of laws.

(d)	Headings. The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(e)	Saturdays. Sundays. Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the Commonwealth of Virginia or the Commonwealth of Massachusetts, then such action may be taken or such right may be exercised on the next succeeding day not a, Saturday, Sunday or legal holiday.

(f)	Counterparts. This Warrant may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This warrant may be executed by facsimile signature.

SERIES A-1 PREFERRED WARRANT
(g)	Amendments. Any term if this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provisions of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
17. No Impairment. The Company will not, by amendment of its Articles of Incorporation or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder hereof against impairment.
18. Addresses. All notices, requests, consents and demands shall be in writing and shall be personally delivered (effective upon receipt), mailed, postage prepaid (effective three business days after dispatch), telecopied or telegraphed (effective upon receipt of the telecopy in complete, readable form), or sent via a reputable overnight courier service (effective the following business day), addressed as set forth below, or at such other address as the Company or Holder hereof shall have furnished to the other party.

If to the Company before March 28, 2003:	BioTrove, Inc.
620 Memorial Drive
Cambridge, Massachusetts 02139
Attn: Dr. Colin Brenan, President
Fax number: (617) 551-3401

If to the Company on or after March 28, 2003:	BioTrove, Inc.
12 Gill Street
Suite 4000
Woburn, Massachusetts 01801
Fax number: 781-721-3601
With a copy sent at the same time and by the same means to:

Jonathan M. Lourie, Esq. Edwards & Angell, LLP
101 Federal Street
Boston, Massachusetts 02110
Fax number: (617) 439-4170

If to Holder:	Oxford Finance Corporation 133 N. Fairfax Street
Alexandria, VA 22314
Attn: J. Alden Philbrick
[Remainder of page intentionally left blank]

SERIES A-1 PREFERRED WARRANT
IN WITNESS WHEREOF BioTrove, Inc. has caused this Warrant to be executed by its Chief Financial Officer thereunto duly authorized.

By:
	Name:	Robert Stoddard
	Title:	Chief Financial Officer

SERIES A-1 PREFERRED WARRANT
IN WITNESS WHEREOF, Oxford Finance Corporation has caused this Warrant to be executed by its CFO thereunto duly authorized.

By:
Name:
Title:

SERIES A-1 PREFERRED WARRANT
NOTICE OF EXERCISE

TO:	Dr. Colin Brenan BioTrove, Inc. 12 Gill Street Suite 4000 Woburn, Massachusetts 01801
1. The undersigned, Oxford Finance Corporation (“Holder”) elects to acquire shares of BioTrove, Inc. (the “Company”), pursuant to the terms of the Warrant dated                     , 2003, (the “Warrant”).
2. The Holder exercises its rights under the Warrant as set forth below:
☐	The Holder elects to purchase shares of as provided in Sections 3(a) and (c) and tenders herewith a check in the amount of $ as payment of aggregate Warrant Price.

☐	The Holder elects to convert the Vested Shares into shares of as provided in Sections 3(b) and (c) of the Warrant.
3. The Holder surrenders the Warrant with this Notice of Exercise.
4. The Holder represents, warrants and confirms that all of the representations and warranties of Holder set forth in Section 4 of the Warrant are true and correct in all respects as of the date of this Notice of Exercise.
5. Please issue a certificate representing the shares of                      in the name of Holder as specified below:

Name:
Address:
Taxpayer I.D.:
Oxford Finance Corporation

By:
Name:
Title:
Date:

Schedule of Outstanding Warrants

Shares	Expiration Date

17,176	March 24, 2008
22,418	November 9, 2009; the closing of an initial public offering or a change of control